EXHIBIT 23.2

Consent of Independent Reserve Engineers and Geologists

As independent reserve engineers, geologists, and geophysicists, we hereby consent to the references to our Firm's name and our Firm's reserve report dated January 18, 2019 on the oil and natural gas reserves of Legacy Reserves Inc. as of December 31, 2018 in Legacy Reserves Inc.'s annual report for the year ended December 31, 2018 filed on Form 10-K and in Legacy Reserves Inc.'s registration statements on Form S-3 (No. 333-227700) and Form S-8 (No. 333-227455) with the Securities and Exchange Commission.

LAROCHE PETROLEUM CONSULTANTS, LTD. By LPC, Inc. General Partner

By:	/s/ Joe A. Young
Name: Joe A. Young
Title: Vice President

March 22, 2019